FOR IMMEDIATE RELEASE

Harold's Stores, Inc. Announces Appointment of Leonard Snyder as
                          Interim CEO
  Hugh Mullins retires as CEO, President and Director of the
                            Company

Dallas, TX - August 2, 2005 - Harold's Stores, Inc. (AMEX symbol: HLD), a chain of upscale ladies' and men's specialty apparel stores, announced that Hubert W. Mullins, President, Chief Executive Officer and Director of the Company has resigned. The Board has appointed Leonard Snyder as Interim Chief Executive Officer, effective August 1. Mr. Mullins will be assisting Mr. Snyder in this transition through August 19, 2005.

Leonard Snyder has been a member of Harold's Board of Directors
since  2000.   He  has  over  30 years  of  retail  experience
including 15 years as CEO of department and specialty  apparel
stores.   Mr.  Snyder  has  been a  marketing  and  management
consultant since January, 1995. Mr. Snyder, who has been involved in setting strategy with several members of the Company's management team since joining the board stated, "I am quite familiar with Harold's, and have great respect for the brand and the management at the Company, who have established Harold's as a leading specialty apparel retailer. I look forward to working closely with the Harold's team."

William Haslam, Non-Executive Chairman of the Board added, "We are grateful for Hugh's efforts to further establish the Harold's brand during his tenure at the Company. We are also very pleased that Lenny Snyder has agreed to become our interim Chief Executive Officer. We have a high degree of confidence in Lenny's capabilities."

The Board of Directors plans to conduct a search for a permanent replacement for Mr. Mullins.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. (AMEX symbol: HLD) currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2005 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045